DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017

                                  212-450-4000


                                                     February 21, 2006


Re: Prospectus Supplement for Global Medium-Term Notes, Series F, Performance Leveraged Upside Securities filed by Morgan Stanley dated February 21, 2006

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

     We have acted as tax counsel for Morgan Stanley (the "Company") in connection with the preparation and filing of a form of prospectus supplement for Global Medium-Term Notes, Series F, Performance Leveraged Upside Securities (the "Prospectus Supplement"), dated February 21, 2006, supplementing the registration statement on Form S-3, including the prospectus (the "Prospectus"), dated January 25, 2006, for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the issuance from time to time of the Company's Series F Global Medium-Term Performance Leveraged Upside Securities.

     We hereby have reviewed the discussions set forth under the caption "United States Federal Taxation" in the Prospectus Supplement dated February 21, 2006 and the Prospectus dated January 25 2006, and are of the opinion that the discussions are accurate subject to the conditions and limitations set forth therein.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

     We hereby consent to the use of our name under the caption "United States Federal Taxation" in the Prospectus Supplement. The issuance of such consent does not concede that we are an "Expert" for the purposes of the Securities Act.

                                                    Very truly yours,

                                                    /s/ Davis Polk & Wardwell